SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.3)*


                          PHARMCHEM LABORATORIES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   717133102
             -----------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No.                             13G                     Page 2 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HLM PARTNERS, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT






CUSIP No.                             13G                     Page 3 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HLM PARTNERS II, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT







CUSIP No.                             13G                     Page 4 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HLM ASSOCIATES, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT








CUSIP No.                             13G                     Page 5 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HLM ASSOCIATES II, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT







CUSIP No.                             13G                     Page 6 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A.R. HABERKORN, III

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT






CUSIP No.                             13G                     Page 7 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JUDITH P. LAWRIE

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT







CUSIP No.                             13G                     Page 8 of 13 Pages

         0007171331

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JAMES J. MAHONEY, JR.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [  ]
                                                                  (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               -0-

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



                                                              Page 9 of 13 Pages



Item 1.     (a)   Name of Issuer: Pharmchem Laboratories, Inc.

            (b) Address of Issuer's Principal Executive Offices: 1505A O'Brien Drive, Menlo Park, CA 94025

Item 2.     (a)   HLM Partners,  L.P.("HLM"),  HLM Partners II,  L.P.("HLM II"),
                  HLM   Associates,   L.P.("Associates"),   HLM  Associates  II,
                  L.P.(Associates  II"), A.R. Haberkorn,  III, Judith P. Lawrie,
                  James J. Mahoney,  Jr.  Messrs.  Haberkorn and Mahoney and Ms.
                  Lawrie are individual general partners of Associates and Associates II, the general partners of HLM and HLM II, respectively.

            (b)   Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of HLM, HLM II, Associates, Associates II, Messrs. Haberkorn and Mahoney, and Ms. Lawrie is 222 Berkeley Street, Boston, MA 02116


            (c) Citizenship: HLM, HLM II, Associates, and Associates II are limited partnerships organized under the laws of the State of Delaware. Messrs. Haberkorn and Mahoney and Ms. Lawrie are United States citizens.

            (d)   Title of Class of Securities:   Common Stock, no par value

            (e)   CUSIP Number:  717133102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

             Not applicable.

                                                             Page 10 of 13 Pages


Item 4.     Ownership.

            (a)          -0-

            (b)          -0-

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons

                  (ii) shared power to dispose or to direct the disposition:
                       0 shares for all Reporting Persons

                  (iii)sole power to dispose or to direct the disposition of:
                       0 shares for all Reporting Persons

                  (iv) shared power to dispose or to direct the disposition of:
                       0 shares for all Reporting Persons


Item 5.     Ownership of Five Percent or Less of a Class.

            This Amendment No. 3 is filed to reflect the sale(s) of all shares previously reported as beneficially owned by the Reporting Persons.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable. HLM, HLM II, Associates, Associates II, Messrs. Haberkorn and Mahoney and Ms. Lawrie expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                                                             Page 11 of 13 Pages

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


HLM PARTNERS, L.P.

By: HLM Associates, L.P.

   By:         *
      ----------------------
      General Partner

HLM PARTNERS II, L.P.

By: HLM Associates II, L.P.

   By:         *
      ----------------------
      General Partner

HLM ASSOCIATES, L.P.

   By:         *
      ----------------------
      General Partner

HLM ASSOCIATES II, L.P.

   By:         *
      ----------------------
      General Partner


     /S/ A.R. Haberkorn
----------------------------
A.R. Haberkorn, III


    /S/ Judith P. Lawrie
----------------------------
Judith P. Lawrie


  /S/ James J. Mahoney, Jr
----------------------------
James J. Mahoney, Jr.


                                                             Page 12 of 13 Pages





                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Pharmchem Laboratories, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


EXECUTED this 14th day of February, 1997


HLM PARTNERS, L.P.

By: HLM Associates, L.P.

   By:         *
      ----------------------
      General Partner

HLM PARTNERS II, L.P.

By: HLM Associates II, L.P.

   By:         *
      ----------------------
      General Partner

HLM ASSOCIATES, L.P.

   By:         *
      ----------------------
      General Partner

HLM ASSOCIATES II, L.P.

   By:         *
      ----------------------
      General Partner


    /S/ A.R. Haberkorn
----------------------------
A.R. Haberkorn, III


   /S/ Judith P. Lawrie
----------------------------
Judith P. Lawrie


 /S/ James J. Mahoney, Jr.
----------------------------
James J. Mahoney, Jr.


                                                             Page 13 of 13 Pages